Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 9, 2021, with respect to the financial statements of NeuroSense Therapeutics Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel-Aviv, Israel
November 1, 2021